Exhibit 99.1

BlueLinx Announces New Asset Based Lending Facility

ATLANTA, August 28, 2025 - BlueLinx Holdings Inc. (NYSE: BXC), a leading U.S. wholesale distributor of building products, today announced that it has executed an agreement that provides the Company with a new five year, $350 million syndicated secured asset based revolving credit facility (the “ABL Facility”), with an option to increase the total commitments under the ABL Facility by up to $300 million subject to certain conditions, including consent from the lenders providing the incremental commitments. The ABL facility, which matures on August 27, 2030, replaces the Company’s existing $350 million credit facility which expired on August 2, 2026. The new ABL Facility closed on August 27, 2025, and is currently unfunded.

“We are pleased to have completed this new financing, and with continued favorable terms,” said C. Kelly Wall, Senior Vice President, Chief Financial Officer and Treasurer at BlueLinx. “Combined with our strong cash position, the Company continues to have total liquidity of approximately $730 million and tremendous flexibility to execute on our strategic growth initiatives. We would like to thank both our current and new lenders for their support, as well as their confidence in our long-term strategy, and we look forward to continuing to partner with them in the future.”

Bank of America, N.A, Administrative Agent, and Citizens Bank N.A. and Truist Securities, Inc. acted as the joint lead arrangers and joint book runners for the syndicated credit facility.

For further information, please see the Company’s current report on Form 8-K filed with the Securities and Exchange Commission on August 28, 2025.

ABOUT BLUELINX

BlueLinx Holdings Inc. (NYSE: BXC) is a leading U.S. wholesale distributor of residential and commercial building products with both branded and private-label SKUs across product categories such as lumber, panels, engineered wood, siding, millwork, and industrial products. With a strong market position, broad geographic coverage footprint servicing fifty states, and the strength of a locally focused sales force, we distribute a comprehensive range of products to our customers which include national home centers, pro dealers, cooperatives, specialty distributors, regional and local dealers, and industrial manufacturers. BlueLinx provides a wide range of value-added services and solutions to our customers and suppliers, and we operate our business through a broad network of distribution centers. To learn more about BlueLinx, please visit www.bluelinxco.com.

CONTACT

Tom Morabito

Investor Relations Officer

(470) 394-0099

investor@bluelinxco.com